Exhibit 99.1

Eton Pharmaceuticals Announces Appointment of Jenn Adams to its Board of Directors

DEER PARK, Ill., March 17, 2021 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today announced that it has appointed Jenn Adams to its board of directors effective March 17, 2021. Ms. Adams brings extensive commercial, operational, and leadership experience in the pharmaceutical industry.

“We are pleased to have Jenn join our board. Her experience growing pharmaceutical companies and leading sales organizations will be valuable to Eton as we continue to launch products and grow our commercial organization,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

Ms. Adams’ experience includes leading and growing both Fortune 500 public and private equity-backed companies. She currently serves as CEO of August Bioservices, a leading provider of research, development, and manufacturing services to pharmaceutical and biotechnology companies. Prior to joining August Bioservices, she served as SVP & President of AmerisourceBergen’s Clinical Product Solutions Business Unit. Ms. Adams spent her early career at Baxter Healthcare, serving in leadership roles in its Medication Delivery and Fenwal businesses. Ms. Adams also serves as a Senior Advisor to Oak HC/FT, a venture growth-equity fund investing in healthcare information and services. Ms. Adams serves on the nonprofit Board of LifeScience Tennessee and holds an MBA from the Northwestern University’s J.L. Kellogg Graduate School of Management.

Ms. Adams replaces Mark Baum, who stepped down from the board effective March 17 in order to devote more time to Harrow Health Inc., where he serves as Chief Executive Officer. “We are grateful for Mark’s service and valuable contributions. His vision helped to create Eton and his service was instrumental in growing the company to where it is today,” said Sean Brynjelsen.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The company currently owns or receives royalties from three FDA-approved products, including ALKINDI® SPRINKLE, Biorphen®, and Alaway Preservative Free®, and has six additional products that have been submitted to the FDA.

Company Contact:

David Krempa

dkrempa@etonpharma.com

612-387-3740